Exhibit 4.4

CERTIFICATE OF CORPORATE DOMESTICATION

OF

SPREE ACQUISITION CORP. 1 LIMITED

The undersigned, a person authorized to sign this Certificate of Corporate Domestication (this “Certificate”) on behalf of Spree Acquisition Corp. 1 Limited, a Cayman Islands exempted company (“Spree Cayman”), DOES HEREBY CERTIFY as follows:

1. The date on which and the jurisdiction where Spree Cayman was first formed, incorporated, created or otherwise came into being are August 6, 2021, and in the Cayman Islands, respectively.

2. The name of Spree Cayman immediately prior to the filing of this Certificate was “Spree Acquisition Corp. 1 Limited.”

3. The name of the Delaware corporation as set forth in its certificate of incorporation as filed in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is “WHC Worldwide, Inc.” (“Spree Delaware”).

4. The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of Spree Cayman or any other equivalent thereto under applicable law, immediately prior to the filing of this Certificate, was the Cayman Islands.

5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of Spree Cayman and the conduct of its business or by applicable non-Delaware law, as appropriate.

6. A certificate of incorporation of Spree Delaware is being filed with the Secretary of State of the State of Delaware simultaneously with the filing of this Certificate.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed on this the [__] day of [__], 2023.

Spree Acquisition Corp. 1 Limited

By:
Name:
Title: